Exhibit 10.2

SEVERANCE BENEFIT AGREEMENT

This Severance Benefit Agreement (this “Agreement”) is made May 30, 2016, by and between Timothy J. Cutt (“Executive”) and Cobalt International Energy, Inc. (the “Company”), effective as of July 2, 2016 (the “Effective Date”). The Company and Executive are referred to individually herein as a “Party” and collectively as the “Parties.”

W I T N E S S E T H:

WHEREAS, the Company acknowledges that Executive possesses skills that are valuable to the Company and the Company wishes to enter this Agreement in order to better ensure itself of access to the services of Executive, to provide further incentive for Executive to build and preserve the goodwill of the Company, and in order to protect its legitimate business interests, including the preservation of its goodwill and Confidential Information (as defined below); and

WHEREAS, Executive wishes to be employed by the Company, advance the business interests of the Company and obtain the benefits set forth herein.

NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, the Company and Executive agree as follows:

ARTICLE I

DEFINITIONS

In addition to the terms defined in the body of this Agreement, for purposes of this Agreement, the following capitalized words shall have the meanings indicated below:

1.1 “Accrued Amounts” means (a) all earned, unpaid base salary, which shall be paid to Executive within six days following the Date of Termination (or earlier if required by applicable law), (b) reimbursement for all incurred but unreimbursed expenses for which Executive is entitled to reimbursement in accordance with the expense reimbursement policies of the Company in effect as of the Date of Termination and (c) benefits to which Executive may be entitled pursuant to the terms of any plan or policy sponsored by the Company or any of its Affiliates as in effect from time to time.

1.2 “Affiliates” means with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

1.3 “Award Agreement” means (a) with respect to an equity-based compensation award granted pursuant to the LTIP, the Award Document (as defined in the LTIP) evidencing such award; and (b) with respect to an equity-based compensation award not granted pursuant to the LTIP, the written or electronic agreement by which such award is evidenced.

1.4 “Board” means the board of directors of the Company.

1.5 “Business” means the business and operations that are the same or similar to those engaged in by the Company and any of its Affiliates for which Executive provides services during Executive’s employment with the Company or any of its Affiliates, or in which the Company or any such Affiliate has material plans to engage of which Executive is aware during the period of his employment with the Company, which business and operations include the business of exploration for, and the development and production of, oil and natural gas and the acquisition of leases and other real property in connection therewith.

1.6 “Cause” means Executive’s (a) willful failure to substantially perform Executive’s duties (other than any such failure resulting from Executive’s physical or mental incapacity); (b) willful misconduct, gross negligence, breach of fiduciary duty, fraud, theft or embezzlement, in each case, that results in demonstrable harm to the Company or any of its Affiliates; (c) material breach of this Agreement that results in demonstrable harm to the Company or any of its Affiliates; (d) conviction of, or plea of nolo contendere to, any felony (or state law equivalent) or any crime involving moral turpitude; or (e) commission of an act of fraud, embezzlement, or misappropriation, in each case, against the Company or any of its Affiliates. Notwithstanding the foregoing, except for a failure, breach or refusal that, by its nature, cannot reasonably be expected to be cured, Executive shall have 30 days following the delivery of written notice by the Company or one of its Affiliates within which to cure any actions or omissions described in clauses (a), (b) or (c) constituting Cause; provided, however, that, if the Company reasonably expects irreparable injury from a delay of 30 days, the Company or one of its Affiliates may give Executive notice of such shorter period within which to cure as is reasonable under the circumstances, which may include the termination of Executive’s employment without notice and with immediate effect.

1.7 “Change in Control” has the meaning assigned to such term in the LTIP; provided, however, that a Change in Control shall not be deemed to have occurred for purposes of this Agreement unless the applicable transaction or event also constitutes a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5).

1.8 “CIC Protection Period” means the period beginning on the date on which a Change in Control occurs and ending on the date that is 24-months following the date on which such Change in Control occurs.

1.9 “Code” means the Internal Revenue Code of 1986, as amended, and applicable administrative guidance issued thereunder.

1.10 “Date of Termination” means the effective date of the termination of Executive’s employment with the Company and its Affiliates, as applicable, such that Executive is no longer employed by the Company or any of its Affiliates.

1.11 “Disability” means Executive has become entitled to receive long-term disability benefits under the Company’s long-term disability plan that covers Executive, as in effect from time to time; provided, however, that if there is no such plan, “Disability” means Executive is unable to perform the essential functions of Executive’s position (after accounting for reasonable accommodation, if applicable), due to an illness or physical or mental impairment or other incapacity that continues, or can reasonably be expected to continue, for a period in excess of 120 days, whether or not consecutive.

1.12 “Good Reason” means the occurrence of any of the following events without Executive’s consent: (a) a material diminution in Executive’s annualized base salary; (b) a material diminution in Executive’s authority, duties, or responsibilities; (c) a material breach of this Agreement by the Company; or (d) a relocation of the geographic location of Executive’s principal place of employment by more than 75 miles from Houston, Texas. Notwithstanding the foregoing provisions of this definition or any other provision of this Agreement to the contrary, any assertion by Executive of a termination for Good Reason shall not be effective unless all of the following conditions are satisfied: (1) Executive must provide written notice to the Company of the existence of the condition(s) providing grounds for termination for Good Reason within 30 days of the initial existence of such grounds; (2) the condition(s) specified in such notice must remain uncorrected for 30 days following the Company’s receipt of such written notice; and (3) the date of Executive’s termination of employment must occur within 60 days after the initial existence of the condition(s) specified in such notice.

1.13 “LTIP” means the Cobalt International Energy, Inc. 2015 Long Term Incentive Plan.

1.14 “Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, governmental agency or political subdivision thereof or other entity.

1.15 “Prohibited Period” means the period during which Executive is employed by the Company or any of its Affiliates and continuing until the date that is 12 months following the Date of Termination.

1.16 “Qualifying Termination” means any termination of Executive’s employment (a) by the Company without Cause (which, for the avoidance of doubt, does not include a termination due to death or Disability), or (b) due to Executive’s resignation for Good Reason.

1.17 “Release” means a general release of claims, in a form acceptable to the Company, which shall be in substantially the form attached hereto as Exhibit A.

1.18 “Release Expiration Date” means the date that is 21 days following the date upon which the Company delivers the Release to Executive (which shall occur no later than seven days following the Date of Termination) or, in the event that such termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967, as amended), the date that is 45 days following such delivery date.

1.19 “Restricted Area” means Angola, Gabon, Mexico, Texas, the Gulf of Mexico and any other geographic area where the Company or any of its Affiliates conduct or have material plans to conduct the Business as of the last day that Employee is employed by the Company or any of its Affiliates.

1.20 “Severance Payment” means a total amount equal to (a) in the event of a Qualifying Termination on or before the third anniversary of the Effective Date and not within a CIC Protection Period, two times the sum of Executive’s annualized base salary as in effect on the Date of Termination plus Executive’s target bonus as of the Date of Termination; (b) in the event of a Qualifying Termination after the third anniversary of the Effective Date and not within a CIC Protection Period, one times the sum of Executive’s annualized base salary as in effect on the Date of Termination plus Executive’s target bonus as of the Date of Termination; and (c) in the event of a Qualifying Termination at any time within a CIC Protection Period, three times the sum of Executive’s annualized base salary as in effect on the Date of Termination plus Executive’s target bonus as of the Date of Termination.

ARTICLE II

SEVERANCE PAYMENTS AND BENEFITS

2.1 Qualifying Termination Not Within a CIC Protection Period. In the event that Executive’s employment with the Company and, as applicable, each of its Affiliates ends due to a Qualifying Termination that is not within a CIC Protection Period, then Executive shall be entitled to receive the Accrued Amounts and so long as the requirements of Section 2.4 are satisfied and Executive abides by Executive’s continuing obligations under Articles III, IV and V, the Company shall also provide Executive with the following payments:

(a) The Company shall pay the Severance Payment to Executive in a lump sum on the Company’s first regularly scheduled pay date that is on or after the date that is 60 days after the Date of Termination, but in no event later than March 15 of the calendar year following the calendar year in which the Date of Termination occurs.

(b) The Company shall pay Executive’s pro-rata bonus for the calendar year in which the Date of Termination occurs, determined by multiplying the bonus Executive would have received based on actual performance (as determined by the Board, in its sole discretion, following the end of such calendar year) by a fraction, the numerator of which is the number of days Executive was employed by the Company in the calendar year that includes the Date of Termination and the denominator of which is the number of days in such calendar year, payable at the time bonuses for such calendar year are paid to active executives of the Company, but in no event later than March 15 of the calendar year following the calendar year in which the Date of Termination occurs.

(c) The Company shall pay any earned but unpaid bonus for the calendar year preceding the calendar year in which the Date of Termination occurs, which amount shall be paid to Executive on or before March 15 of the calendar year following the calendar year in which the Date of Termination occurs, but in no event earlier than the date that is 60 days after the Date of Termination.

(d) The Company shall pay a lump sum payment equal to $48,000 on the Company’s first regularly scheduled pay date that is on or after the date that is 60 days after the Date of Termination, but in no event later than March 15 of the calendar year following the calendar year in which the Date of Termination occurs.

2.2 Qualifying Termination Within a CIC Protection Period. In the event that Executive’s employment with the Company and, as applicable, each of its Affiliates ends due to a Qualifying Termination within a CIC Protection Period, then Executive shall be entitled to receive the Accrued Amounts and, so long as the requirements of Section 2.4 are satisfied and Executive abides by Executive’s continuing obligations under Articles III, IV and V, the Company shall also provide Executive with the following payments:

(a) The Company shall pay the Severance Payment to Executive in a lump sum on the Company’s first regularly scheduled pay date that is on or after the date that is 60 days after the Date of Termination, but in no event later than March 15 of the calendar year following the calendar year in which the Date of Termination occurs.

(b) The Company shall pay Executive’s pro-rata bonus for the calendar year in which the Date of Termination occurs, determined by multiplying the bonus Executive would have received based on target performance by a fraction, the numerator of which is the number of days Executive was employed by the Company in the calendar year that includes the Date of Termination and the denominator of which is the number of days in such calendar year, payable at the time bonuses for such calendar year are paid to active executives of the Company, but in no event later than March 15 of the calendar year following the calendar year in which the Date of Termination occurs.

(c) The Company shall pay any earned but unpaid bonus for the calendar year preceding the calendar year in which the Date of Termination occurs, which amount shall be paid to Executive on the Company’s first regularly scheduled pay date that is on or after the date that is 60 days after the Date of Termination, but in no event later than March 15 of the calendar year following the calendar year in which the Date of Termination occurs.

(d) The Company shall pay a lump sum payment equal to $72,000 on the Company’s first regularly scheduled pay date that is on or after the date that is 60 days after the Date of Termination, but in no event later than March 15 of the calendar year following the calendar year in which the Date of Termination occurs.

2.3 Vesting of Equity-Based Compensation Awards.

(a) In the event that Executive’s employment with the Company and, as applicable, each of its Affiliates ends due to a Qualifying Termination that is not within a CIC Protection Period, then so long as the requirements of Section 2.4 are satisfied and Executive abides by Executive’s continuing obligations under Articles III, IV and V, (i) all outstanding equity-based compensation awards granted to Executive prior to the Date of Termination (x) that remain unvested as of the Date of Termination, (y) are not Performance Awards (as defined in the LTIP), and (z) are scheduled to become vested during the two-year period following the Date of Termination shall continue to vest on their original schedule as if Executive remained actively employed by the Company for the entirety of such two-year period following the Date of Termination and (ii) all outstanding equity-based compensation awards granted to Executive prior to the Date of Termination that are Performance Awards subject to a performance requirement that has not been satisfied and certified by the Board (or a committee thereof) as of the Date of Termination shall be subject to the terms set forth in the applicable Award Agreement.

(b) In the event that Executive’s employment with the Company and, as applicable, each of its Affiliates ends due to a Qualifying Termination within a CIC Protection Period, then all outstanding equity-based compensation awards granted to Executive prior to the Date of Termination that remain unvested as of the Date of Termination shall be subject to the terms of Section 12 of the LTIP.

2.4 Release. As a condition to the receipt of the Severance Payment, the payments contemplated in Sections 2.1 and 2.2 (and any portion thereof), and accelerated or continued vesting of equity-based compensation awards contemplated in Section 2.3, (a) Executive must execute and deliver the Release to the Company on or before the Release Expiration Date and (b) the revocation period under the Release must fully expire without revocation of the Release by Executive.

2.5 Non-Qualifying Termination of Employment. In the event that Executive’s employment with the Company and, as applicable, each of its Affiliates terminates other than pursuant to a Qualifying Termination, then all compensation and all benefits to Executive shall terminate contemporaneously with such termination of employment, except that Executive shall be entitled to the Accrued Amounts; provided, however, that if Executive’s employment terminates due to Executive’s death or Disability, then (i) the Company shall also pay Executive’s pro-rata target bonus for the calendar year that includes the Date of Termination, determined by multiplying Executive’s target bonus for such calendar year by a fraction, the numerator of which is the number of days Executive was employed by the Company in the calendar year that includes the Date of Termination and the denominator of which is the number of days in such calendar year, which payment shall be paid on the Company’s first regularly scheduled pay date that is on or after the date that is 60 days after the Date of Termination, but in no event later than March 15 of the calendar year following the calendar year in which the Date of Termination occurs, (ii) all outstanding equity-based compensation awards granted to Executive pursuant to the LTIP (other than Performance Awards) prior to the Date of Termination that remain unvested as of the Date of Termination shall immediately become fully vested as of the Date of Termination and (iii) all outstanding equity-based compensation awards granted to Executive prior to the Date of Termination that are Performance Awards subject to a performance requirement that has not been satisfied and certified by the Board (or a committee thereof) as of the Date of Termination shall be subject to the terms set forth in the applicable Award Agreement.

2.6 Parachute Taxes in Connection with a Change in Control. Notwithstanding anything to the contrary in this Agreement, if Executive is a “disqualified individual” (as defined in section 280G(c) of the Code), and the payments and benefits provided for in this Agreement, together with any other payments and benefits which Executive has the right to receive from the Company or any of its Affiliates, would constitute a “parachute payment” (as defined in section 280G(b)(2) of the Code), then the payments and benefits provided for in this Agreement shall be either (a) reduced (but not below zero) so that the present value of such total amounts and benefits received by Executive from the Company and its Affiliates will be one dollar ($1.00) less than three times Executive’s “base amount” (as defined in section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by Executive shall be subject to the excise tax imposed by section 4999 of the Code or (b) paid in full, whichever produces the better net after-tax position to Executive (taking into account any applicable excise tax under section

4999 of the Code and any other applicable taxes). The reduction of payments and benefits hereunder, if applicable, shall be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in-kind hereunder in a similar order. The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary shall be made by the Company in good faith. If a reduced payment or benefit is made or provided and through error or otherwise that payment or benefit, when aggregated with other payments and benefits from the Company (or its Affiliates) used in determining if a “parachute payment” exists, exceeds one dollar ($1.00) less than three times Executive’s base amount, then Executive shall immediately repay such excess to the Company upon notification that an overpayment has been made. Nothing in this Section 2.6 shall require the Company to be responsible for, or have any liability or obligation with respect to, Executive’s excise tax liabilities under section 4999 of the Code.

ARTICLE III

PROTECTION OF INFORMATION

3.1 Disclosure to and Property of the Company. For purposes of this Article III, (a) the term “Company” shall include the Company and each of its Affiliates and (b) the term “Confidential Information” shall mean any and all confidential or proprietary information and materials, as well as all trade secrets, belonging to the Company. Confidential Information includes, regardless of whether such information or materials are expressly identified or marked as confidential or proprietary, and whether or not patentable: (1) technical information and materials of the Company; (2) business information and materials of the Company; (3) any information or material that gives the Company an advantage with respect to its competitors by virtue of not being known by those competitors; and (4) other valuable, confidential information and materials and/or trade secrets of the Company. All Confidential Information shall be the sole and exclusive property of the Company. Upon termination of Executive’s employment with the Company, for any reason, Executive shall promptly deliver all documents and materials (including electronically stored information) containing or reflecting Confidential Information, and all copies thereof, to the Company. Notwithstanding the preceding provisions of this Section 3.1, the term Confidential Information does not include (i) any information that, at the time of disclosure by the Company, is available to the public other than as a result of any unauthorized act of Executive, or (ii) any information that becomes available to Executive on a non-confidential basis from a source other than the Company or any of its respective directors, officers, employees, agents or advisors; provided, that such source is not known by Executive to be bound by a confidentiality agreement with or other obligation of secrecy to the Company regarding the information.

3.2 Disclosure to Executive. Executive expressly acknowledges and agrees that Executive has obtained Confidential Information during the course of Executive’s employment with the Company and the Parties acknowledge and agree that Executive will be provided with additional Confidential Information in the course of Executive’s employment with the Company.

3.3 No Unauthorized Use or Disclosure. Executive agrees to preserve and protect the confidentiality of all Confidential Information. Executive agrees that Executive will not, at any time during the term of Executive’s employment or thereafter, make any unauthorized disclosure of Confidential Information, or make any use thereof, except, in each case, in the carrying out of Executive’s responsibilities to the Company. Executive further agrees to preserve and protect the confidentiality of all confidential information of third parties provided to the Company by such third parties with an expectation of confidentiality. Executive expressly acknowledges and agrees that Executive would violate the terms of this Article III if Executive breaches any of the provisions of Article V below. Executive shall use commercially reasonable efforts to cause all persons or entities to whom any Confidential Information shall be disclosed by Executive hereunder to preserve and protect the confidentiality of such Confidential Information. Executive shall have no obligation hereunder to keep confidential any Confidential Information if and to the extent disclosure thereof is specifically required by applicable laws; provided, however, that in the event disclosure is required by applicable laws and Executive is making such disclosure, Executive shall provide the Company with prompt notice of such requirement prior to making any such disclosure, so that the Company may seek an appropriate protective order.

3.4 Nothing in this Agreement will prevent Executive from: (a) making a good faith report of possible violations of applicable law to any governmental agency or entity; or (b) making disclosures that are protected under the whistleblower provisions of applicable law.

ARTICLE IV

STATEMENTS CONCERNING THE COMPANY AND EXECUTIVE

4.1 Statements Concerning the Company. Executive shall refrain, both during and after the termination of the employment relationship, from publishing any oral or written statements about the Company, any of its Affiliates or any of the Company’s or such Affiliates’ directors, officers, employees, consultants, agents or representatives that (a) are slanderous, libelous or defamatory, (b) disclose confidential information of or regarding the Company, any of its Affiliates or any of its Affiliates’ business affairs, directors, officers, managers, members, employees, consultants, agents or representatives, or (c) place the Company, any of its Affiliates, or any of the Company’s or any such Affiliates’ directors, officers, managers, members, employees, consultants, agents or representatives in a false light before the public. A violation or threatened violation of this prohibition may be enjoined by the courts. The rights afforded the Company and its Affiliates under this provision are in addition to any and all rights and remedies otherwise afforded by law.

4.2 Statements Concerning Executive. The Company shall cause its directors, executive officers and human resource representatives to refrain, both during and after the termination of the employment relationship, from publishing any oral or written statements about Executive, any of Executive’s Affiliates or any of such Affiliates’ directors, officers, employees, consultants, agents or representatives that (a) are slanderous, libelous or defamatory, (b) disclose confidential information of Executive, or (c) place Executive in a false light before the public. A violation or threatened violation of this prohibition may be enjoined by the courts. The rights afforded Executive under this provision are in addition to any and all rights and remedies otherwise afforded by law.

ARTICLE V

NON-COMPETITION; NON-SOLICITATION

5.1 Definitions. For purposes of this Article V, the term “Company” shall include the Company and each of its Affiliates (a) for which Executive provides services during the period in which Executive is employed by the Company or any of its Affiliates or (b) about which Executive obtains, or has obtained, Confidential Information.

5.2 Non-Competition; Non-Solicitation. Executive and the Company agree to the non-competition and non-solicitation provisions of this Article V (i) to protect the trade secrets and Confidential Information of the Company disclosed or entrusted to Executive by the Company or created or developed by Executive for the Company and the business opportunities disclosed or entrusted to Executive by the Company and so as to enforce Executive’s obligations not to misuse or disclose the Company’s Confidential Information, (ii) to protect the business goodwill of the Company and (iii) as an express incentive for the Company to employ Executive, enter into this Agreement, and to provide the benefits herein.

(a) Executive expressly covenants and agrees that during the Prohibited Period, other than on behalf of the Company, Executive will refrain from carrying on or engaging, directly or indirectly, in the Business in the Restricted Area and, accordingly, Executive will not, directly or indirectly within the Restricted Area during the Prohibited Period (other than on behalf of the Company), own, manage, operate, join, become an employee, independent contractor, consultant or advisor of, or otherwise provide services to, control or participate in any business, individual, partnership, firm, corporation or other entity which carries on the Business.

(b) Executive further covenants and agrees that during the Prohibited Period, Executive will not: (i) engage or employ, or solicit or contact with a view to the engagement or employment of, any person who is an officer or employee of the Company; or (ii) canvass, solicit, approach or entice away or cause to be canvassed, solicited, approached or enticed away from the Company any of the Company’s customers or suppliers with whom or which Executive had contact on behalf of the Company during the 12 months that precede the Date of Termination or any of the Company’s customers, prospective customers, suppliers or prospective suppliers about whom or which Executive received or learned of any Confidential Information during the 12 months that precede the Date of Termination.

5.3 Relief. Executive and the Company agree and acknowledge that the limitations as to time, geographical area and scope of activity to be restrained as set forth in this Article V are reasonable in all respects and do not impose any greater restraint than is necessary to protect the legitimate business interests of the Company, including the protection of its Confidential Information, trade secrets and goodwill. Executive further acknowledges that the Company conducts the Business throughout the Restricted Area. Executive and the Company also acknowledge that money damages would not be a sufficient remedy for any breach of this Article V or Articles III or IV above by Executive, and the Company shall be entitled to enforce the provisions of this Article V and Articles III and IV above by terminating payments or additional benefits then owing to Executive and to specific performance, injunctive relief and other equitable relief, without bond, as remedies for such breach or any threatened breach. In addition, in the event of a breach by Executive, Executive will repay to the Company any and all payments received or paid or deemed paid by the Company for the benefit of Executive pursuant to Article II above. Such remedies shall not be deemed the exclusive remedies for a breach of this Article V or Articles III or IV above but shall be in addition to all remedies available at law or in equity, including the recovery of damages from Executive and Executive’s agents.

5.4 Reasonableness; Enforcement. Executive hereby represents to the Company that Executive has read and understands, and agrees to be bound by, the terms of this Article V. Executive acknowledges that the geographic scope and duration of the covenants contained in this Article V are the result of arm’s-length bargaining and are fair and reasonable in light of (a) the nature and wide geographic scope of the operations of the Company’s business, (b) Executive’s level of control over and contact with the Company’s business throughout the Restricted Area, (c) the fact that the Business is conducted by the Company throughout the Restricted Area, (d) the fact that Executive’s duties are fulfilled throughout, materially relate to work performed by the Company throughout, the Restricted Area, (e) the compensation and Confidential Information that Executive has received and will receive in conjunction with Executive’s employment with the Company and (f) the goodwill that Executive has built and will help build during Executive’s employment by the Company. It is the desire and intent of the Parties that the provisions of this Article V be enforced to the fullest extent permitted under any applicable laws, whether now or hereafter in effect. Executive and the Company hereby waive any provision of any applicable laws that would render any provision of this Article V invalid or unenforceable.

5.5 Reformation. The Company and Executive agree that the foregoing restrictions are reasonable under the circumstances and that any breach of the covenants contained in this Article V would cause irreparable injury to the Company. Executive understands that the foregoing restrictions may limit Executive’s ability to engage in Competing Businesses in the Restricted Area during the Prohibited Period, but acknowledges that Executive will receive sufficiently high remuneration and other benefits from the Company to justify such restriction. Further, Executive acknowledges that Executive’s skills are such that Executive can be gainfully employed in non-competitive employment, and that Executive’s agreement not to compete will not prevent Executive from earning a living. Nevertheless, if any of the aforesaid restrictions are found by a court of competent jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the Parties intend for the restrictions herein set forth to be modified by the court making such determination so as to be reasonable and enforceable and, as so modified, to be fully enforced. By agreeing to this contractual modification prospectively at this time, the Company and Executive intend to make this provision enforceable under all applicable laws so that the entire non-competition agreement in this Article V and this entire Agreement as prospectively modified shall remain in full force and effect and shall not be rendered void or illegal.

ARTICLE VI

DISPUTE RESOLUTION

6.1 Dispute Resolution.

(a) Subject to Section 6.1(b), any dispute, controversy or claim between Executive and the Company or any of its Affiliates arising out of or relating to this Agreement or Executive’s employment with the Company or any of its Affiliates will be finally settled by arbitration in Houston, Texas before, and in accordance with the then-existing American Arbitration Association (“AAA”) Employment Arbitration Rules. The arbitration award shall be final and binding on both Parties. Any arbitration conducted under this Article VI shall be heard by a single arbitrator (the “Arbitrator”) selected in accordance with the then-applicable rules of the AAA. The Arbitrator shall expeditiously hear and decide all matters concerning the dispute. Except as expressly provided to the contrary in this Agreement, the Arbitrator shall have the power to (i) gather such materials, information, testimony and evidence as the Arbitrator deems relevant to the dispute before him or her (and each party will provide such materials, information, testimony and evidence requested by the Arbitrator), and (ii) grant injunctive relief and enforce specific performance. The decision of the Arbitrator shall be reasoned, rendered in writing, be final and binding upon the disputing Parties and the Parties agree that judgment upon the award may be entered by any court of competent jurisdiction; provided, however, that the Parties agree that the Arbitrator and any court enforcing the award of the Arbitrator shall not have the right or authority to award punitive or exemplary damages to any disputing Party. The Parties will share equally the costs and fees associated with such arbitration unless the Arbitrator determines that compelling reasons exist for allocating all or a portion of such costs and fees to one Party.

(b) Notwithstanding Section 6.1(a), the Company may make a timely application for, and obtain, judicial emergency or temporary injunctive relief; provided, however, that the remainder of any such dispute (beyond the application for emergency or temporary injunctive relief) shall be subject to arbitration under this Article VI.

(c) By entering into this Agreement and entering into the arbitration provisions of this Article VII, THE PARTIES EXPRESSLY ACKNOWLEDGE AND AGREE THAT THEY ARE KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVING THEIR RIGHTS TO A JURY TRIAL.

(d) Nothing in this Article VI shall prohibit a Party to this Agreement from (i) instituting litigation to enforce any arbitration award, or (ii) joining another party to this Agreement in a litigation initiated by a Person which is not a Party to this Agreement.

ARTICLE VII

MISCELLANEOUS

7.1 Notices. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given (a) when received if delivered personally or by courier, (b) on the date receipt is acknowledged if delivered by certified mail, postage prepaid, return receipt requested or (c) one day after transmission if sent by facsimile transmission with confirmation of transmission, as follows:

If to Executive, addressed to:

Timothy J. Cutt

If to the Company, addressed to:

Cobalt International Energy, Inc.

920 Memorial City Way, Suite 100

Houston, TX 77024

Facsimile: (713) 579-9184

Attention: Executive Vice President and General Counsel

or to such other address as either Party may furnish to the other in writing in accordance herewith, except that notices or changes of address shall be effective only upon receipt.

7.2 Governing Law; Submission to Jurisdiction.

(a) The Agreement shall be governed by the laws of the State of Texas, without regard to conflicts of laws principles thereof.

(b) With respect to any action to obtain emergency, temporary or preliminary injunctive relief as permitted by Articles III, IV or V above, the Parties hereto hereby consent to the exclusive jurisdiction, forum and venue of the state and federal courts residing in, or with jurisdiction over, Harris County, Texas. The Parties recognize that such forum and venue is convenient and directly and materially related to their employment relationship and this Agreement.

7.3 No Waiver. No failure by either Party hereto at any time to give notice of any breach by the other Party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

7.4 Severability. If an arbitrator or a court of competent jurisdiction determines that any provision (or part thereof) of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision (or part thereof) shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.

7.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

7.6 Withholding of Taxes. The Company may withhold from any payments made pursuant to this Agreement all federal, state, city and other taxes as may be required pursuant to any applicable laws.

7.7 Title and Headings; Construction. Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof. Unless the context requires otherwise, all references herein to an agreement, plan, instrument or other document shall be deemed to refer to such agreement, plan, instrument or other document as amended, supplemented, modified and restated from time to time to the extent permitted by the provisions thereof. The word “or” as used herein is not exclusive and is deemed to have the meaning “and/or.” The words “herein”, “hereof”, “hereunder” and other compounds of the word “here” shall refer to the entire Agreement, including all Exhibits attached hereto, and not to any particular provision hereof. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party hereto, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each of the parties hereto and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the parties hereto.

7.8 Assignment. This Agreement and the rights hereunder are personal in nature and may not be assigned by Executive without the prior written consent of the Company. In addition, any payment owed to Executive hereunder after the date of Executive’s death shall be paid to Executive’s estate. Subject to the preceding provisions of this Section 7.8, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns.

7.9 At-Will Employment. Nothing in this Agreement shall affect the at-will nature of Executive’s employment, as the Company (and, as applicable, its Affiliates) or Executive may terminate the employment relationship at any time and for any reason or no reason at all.

7.10 Entire Agreement. This Agreement, the LTIP and all applicable Award Agreements constitute the entire agreement of the Parties with regard to the subject matter hereof, and contain all the covenants, promises, representations, warranties and agreements between the Parties with respect to the subject matter hereof.

7.11 Modification; Waiver; Termination. Any modification, waiver or termination of this Agreement will be effective only if it is in writing and signed by both of the Parties.

7.12 Third-Party Beneficiaries. Each Affiliate of the Company shall be a third-party beneficiary of Executive’s covenants and obligations under Articles III, IV or V above and shall be entitled to enforce such obligations as if a party hereto.

7.13 Internal Revenue Code Section 409A. This Agreement is not intended to provide for any deferral of compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended and the Treasury regulations and other interpretive guidance issued thereunder (collectively, “Section 409A”). Any payments to be made under this Agreement upon a termination of Executive’s employment shall only be made if such termination of employment constitutes a “separation from service” under Section 409A. Each installment payment under this Agreement is intended to be a separate payment for purposes of Section 409A. Notwithstanding any provision in this Agreement to the contrary, if any payment or benefit provided for herein would be subject to additional taxes and interest under Section 409A if Executive’s receipt of such payment or benefit is not delayed until the earlier of (a) the date of Executive’s death or (b) the date that is six months after the date of termination of Executive’s employment with the Company (such date, the “Section 409A Payment Date”), then such payment or benefit shall not be provided to Executive (or Executive’s estate, if applicable) until the Section 409A Payment Date. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement are exempt from, or compliant with, Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.

[Remainder of Page Intentionally Blank;

Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement effective as of the Effective Date.

COBALT INTERNATIONAL ENERGY, INC.

By:	/s/ Joseph H. Bryant
Name:Joseph H. Bryant
Title: Chairman & CEO

EXECUTIVE

/s/ Timothy J. Cutt
Timothy J. Cutt

SIGNATURE PAGE TO

SEVERANCE BENEFIT AGREEMENT

EXHIBIT A

FORM OF RELEASE AGREEMENT

This Release Agreement (this “Agreement”) constitutes the release referred to in that certain Severance Benefit Agreement (the “Severance Agreement”) dated as of May 30, 2016, by and among Timothy J. Cutt (“Executive”) and Cobalt International Energy Inc. (the “Company”). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Severance Agreement.

1. For good and valuable consideration, including the Company’s provision of certain severance payments to Executive in accordance with Section [2.1] [2.2] of the Severance Agreement (or any portion of such payments), Executive hereby releases, discharges and forever acquits the Company and its Affiliates and each of the foregoing entities’ respective Affiliates (each as defined in the Severance Agreement) and subsidiaries and the past, present and future stockholders, officers, members, partners, directors, managers, employees, agents, attorneys, heirs, representatives, successors and assigns of the foregoing, in their personal and representative capacities, as well as all employee benefit plans maintained by the Company or any of its Affiliates or any of their respective Affiliates and all fiduciaries and administrators of any such plans, in their personal and representative capacities (collectively, the “Company Parties”), from liability for, and hereby waives, any and all claims, damages, or causes of action of any kind related to Executive’s employment with any Company Party, the termination of such employment, and any other acts or omissions related to any matter occurring on or prior to the date that Executive signs this Agreement including, without limitation, (i) any alleged violation through the date of this Agreement of: (A) the Age Discrimination in Employment Act of 1967, as amended (including as amended by the Older Workers Benefit Protection Act); (B) Title VII of the Civil Rights Act of 1964, as amended; (C) the Civil Rights Act of 1991; (D) Sections 1981 through 1988 of Title 42 of the United States Code, as amended; (E) the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); (F) the Immigration Reform Control Act, as amended; (G) the Americans with Disabilities Act of 1990, as amended; (H) the National Labor Relations Act, as amended; (I) the Occupational Safety and Health Act, as amended; (J) the Family and Medical Leave Act of 1993; (K) any federal, state or local anti-discrimination or anti-retaliation law; (xii) any federal, state or local wage and hour law; (L) any other local, state or federal law, regulation or ordinance; and (M) any public policy, contract, tort, or common law claim; (ii) any allegation for costs, fees, or other expenses including attorneys’ fees incurred in, or with respect to, a Released Claim; (iii) any and all rights, benefits or claims Executive may have under any employment contract, incentive compensation plan or equity-based compensation plan with any Company Party or to any ownership interest in any Company Party except as expressly provided in the Severance Agreement, the LTIP and any award agreement thereunder and (iv) any claim for compensation or benefits of any kind not expressly set forth in Article II of the Severance Agreement (collectively, the “Released Claims”). In no event shall the Released Claims include (a) any claim which arises after the date Executive executes this Agreement, (b) any claim to vested benefits under an employee benefit plan of any Company Party that is subject to ERISA, (c) any claims for contractual severance payments under Section [2.1] [2.2] of the Severance Agreement, or (d) any rights arising under any directors’ and officers’ liability insurance or other similar insurance policy to which Executive is a party or of which he is a beneficiary. This Agreement is not intended to indicate that any such claims

EXHIBIT A-1

exist or that, if they do exist, they are meritorious. Rather, Executive is simply agreeing that, in exchange for the consideration recited in the first sentence of this paragraph, any and all potential claims of this nature that Executive may have against the Company Parties, regardless of whether they actually exist, are expressly settled, compromised and waived. By signing this Agreement, Executive is bound by it. Anyone who succeeds to Executive’s rights and responsibilities, such as heirs or the executor of Executive’s estate, is also bound by this Agreement. This release also applies to any claims brought by any person or agency or class action under which Executive may have a right or benefit. Notwithstanding the release of liability contained herein, nothing in this Agreement prevents Executive from filing any non-legally waivable claim (including a challenge to the validity of this Agreement) with the Equal Employment Opportunity Commission (“EEOC”) or comparable state or local agency or participating in any investigation or proceeding conducted by the EEOC or comparable state or local agency; provided, however, that Executive understands and agrees that Executive is waiving any and all rights to recover any monetary or personal relief or recovery as a result of such EEOC or comparable state or local agency proceeding or subsequent legal actions. THIS RELEASE INCLUDES MATTERS ATTRIBUTABLE TO THE SOLE OR PARTIAL NEGLIGENCE (WHETHER GROSS OR SIMPLE) OR OTHER FAULT, INCLUDING STRICT LIABILITY, OF ANY OF THE COMPANY PARTIES.

2. Executive agrees not to bring or join any lawsuit against any of the Company Parties in any court relating to any of the Released Claims. Executive represents and warrants that Executive has not filed any claims, complaints, charges or lawsuits against any of the Company Parties with any governmental agency or with any state or federal court or arbitrator for, or with respect to, a matter, claim, or incident that occurred or arose out of one or more occurrences that took place on or prior to the date hereof. Executive further represents and warrants that he has made no assignment, sale, delivery, transfer or conveyance of any rights Executive has asserted or may have against any of the Company Parties to any person or entity, in each case, with respect to any Released Claims.

3. By executing and delivering this Agreement, Executive expressly acknowledges that:

(a) Executive has carefully read this Agreement;

(b) Executive has had at least [21] [45] days to consider this Agreement before the execution and delivery hereof to the Company [Add if 45-day period applies: , and Executive acknowledges that attached to this Agreement are (i) a list of the positions and ages of those employees selected for termination (or participation in the exit incentive or other employment termination program); (ii) a list of the ages of those employees not selected for termination (or participation in such program); and (iii) information about the unit affected by the employment termination program of which Executive’s termination was a part, including any eligibility factors for such program and any time limits applicable to such program];

(c) Executive has been advised, and hereby is advised in writing, to discuss this Agreement with an attorney of Executive’s choice and Executive has had adequate opportunity to do so prior to executing this Agreement;

EXHIBIT A-2

(d) Executive fully understands the final and binding effect of this Agreement; the only promises made to Executive to sign this Agreement are those stated in the Severance Agreement and herein; and Executive is signing this Agreement knowingly, voluntarily and of Executive’s own free will, and Executive understands and agrees to each of the terms of this Agreement; and

(e) With the exception of any sums that Executive may be owed pursuant to Section [2.1] [2.2] of the Severance Agreement, Executive has been paid all wages and other compensation that which Executive has been entitled to receive as of the day that he executes this Agreement and received all leaves (paid and unpaid) to which Executive was entitled during his employment with the Company and, as applicable, each of its Affiliates.

Notwithstanding the initial effectiveness of this Agreement, Executive may revoke the delivery (and therefore the effectiveness) of this Agreement within the seven-day period beginning on the date Executive delivers this Agreement to the Board of Directors of the Company (such seven day period being referred to herein as the “Release Revocation Period”). To be effective, such revocation must be in writing signed by Executive and must be received by the Board of Directors of the Company before 11:59 p.m., Houston, Texas time, on the last day of the Release Revocation Period. If an effective revocation is delivered in the foregoing manner and timeframe, this Agreement shall be of no force or effect and shall be null and void ab initio. No consideration shall be paid if this Agreement is revoked by Executive in the foregoing manner.

Executed on this ___________ day of _____________, ________.

Timothy J. Cutt

EXHIBIT A-3